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                                                                   Exhibit 12.1

Statement re Computation of Ratios

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
Working capital                                     =      Current assets minus current liabilities

Average and/or coal sales realization per ton sold  =      Coal revenues divided by tons sold

Cost of coal sales per ton sold                     =      Cost of coal sales divided by tons sold

Total debt to total capitalization                  =      The sum of note payable and long-term debt, including current portion divided by the sum of note payable, long-term debt, including current portion and member's equity

Coal margin                                         =      Coal revenues minus cost of coal sales divided by coal revenues

Earnings to fixed charges                           =      Sum of income before taxes plus fixed charges plus amortization of capitalized interest divided by fixed charges. Fixed charges include interest expense, amortization of loan fees, capitalized interest, and estimated interest in rental expense
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